CITIZENS & NORTHERN CORPORATION

CITIZENS & NORTHERN BANK FIRST STATE BANK

always there.

CITIZENS & NORTHERN CORPORATION

Follow-on Offering of Common Shares

$20,000,000

November 2009

Ticker: CZNC
www.cnbankpa.com

Charles H. Updegraff Jr.

Chief Operating Officer

Mark A. Hughes

Chief Financial Officer

Craig G. Litchfield

Chairman, President & CEO

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-162279

November 12, 2009

Safe Harbor Regarding Forward Looking Statements

This presentation contains forward-looking information about Citizens & Northern Corporation that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,”
“plan,” “goal,” “potential,” “pro forma,” “seek,” “intend,” or  “anticipate” or the negative thereof or comparable terminology, and include discussions of rationales, objectives, expectations or consequences of proposed or announced transactions, and statements about the future performance, operations, products and services of Citizens & Northern Corporation and its subsidiaries.  Citizens & Northern Corporation cautions investors not to place undue reliance on these statements.

Citizens & Northern Corporation’s business and operation are subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the effects of future economic, business and market conditions, domestic and foreign, including seasonality; the effects of, and changes in, governmental monetary and fiscal policies; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators; changes in accounting policies, rules and practices; the risk of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; the risk of decreases in the value of investment securities we own; the effects of other-
than-temporary impairment charges relating to our investment portfolio; failure to realize deferred tax assets; credit risks of borrowers; and changes in the availability and cost of credit and capital in the financial markets.  These risks and others are described in greater detail in Citizens & Northern
Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as Citizens & Northern Corporation’s Quarterly Reports on Form 10-Q and other documents filed by Citizens & Northern Corporation with the SEC after the date hereof, including the prospectus supplement filed with the SEC on November 12, 2009.  Citizens & Northern Corporation makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Free Writing Prospectus Statement

The Company has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for
free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O’Neill & Partners, L.P. toll-free at (866) 805-4128 or Boenning & Scattergood, Inc.
toll free at (800) 882-1212.

Offering Summary

Issuer:

Citizens & Northern Corporation

Type of Offering:

Follow-on Public Offering

Type of Security:

Common Stock

Ticker Symbol:

CZNC

Exchange:

The NASDAQ Capital Market

Offering Size:

Gross Proceeds of $20 Million

Over-Allotment Option:

15%

Use of Proceeds:

General corporate purposes, including continued
organic growth, potential acquisitions and the
possible repurchase of TARP Senior Preferred
Stock held by the U.S. Treasury

Sole Book-Running Manager:

Sandler O'Neill + Partners, L.P.

Co-Manager:

Boenning & Scattergood, Inc.

Rationale For Offering

Improves strong, “well-capitalized” regulatory capital ratios

Along with the planned dividend reduction of at least fifty percent, this capital raise will further strengthen our capital position in a volatile and challenging market environment

Help offset negative impact of recent OTTI charges in investment portfolio

Allows Citizens & Northern to take advantage of potential competitor disruptions and selective acquisition opportunities

Increases pro forma tangible common equity/tangible assets ratio to over 8.0% as of
September 30, 2009

Leverage organic growth opportunities

Positions Citizens & Northern to eventually repurchase TARP Capital Purchase Program
Senior Preferred Stock

Franchise Overview

Headquarters: Wellsboro, Pennsylvania

Founded in 1864 as "The First National Bank of
Wellsborough”

September 30, 2009 Total Assets: $1.3 Billion

Market Capitalization (Nov. 10, 2009): $108.8 Million

Locations

Pennsylvania banking services are provided by its
subsidiary, Citizens & Northern Bank, from 24
banking offices in Bradford (7), Cameron (1),
Lycoming (6), McKean (1), Potter (1), Sullivan (2)
and Tioga (6) Counties

In addition, the corporation's subsidiary, First State
Bank, operates banking offices in Canisteo (1) and
Hornell (1), NY in Steuben County

Business Lines

Banking

Wealth Management

Trust Services

Insurance

Summary Statistics (as of September 30, 2009)

Total Assets:

$1.3 Billion

Net Loans:

$720.3 Million

Total Deposits:

$896.9 Million

Tangible Common Equity:

$87.8 Million

Tang. Common Equity / Tang. Assets:

6.91%

Tier 1 Leverage Ratio:

7.60%

Total Risk Based Capital:

12.46%

Non-Performing Assets / Total Assets:

0.77%

Non-Performing Loans / Total Loans:

1.16%

Net Chargeoffs / Average Loans:

0.04% (Annualized for 9 Months)

0.07% (Annualized for 3 Months)

LTM Earnings Per Share:

($4.77)

LTM Core Earnings¹ Per Share:

$1.79

Note: ¹ Core Earnings is a non-GAAP financial measure. Core Earnings is an earnings performance measurement the Corporation's management has defined to exclude net impairment losses on available-for-sale securities and certain other revenues and expenses. Ratios and other financial measures with the word “core” in their title are computed using Core
Earnings rather than net income (loss).  Please see the Appendix for reconciliations of non-GAAP financial measures.

CITIZENS & NORTHERN CORPORATION

CANADA
LAKE ERIE
OHIO TO THE WEST
NEW JERSEY TO THE EAST
STEUBEN
NEW YORK
ERIE
CRAWFORD
WARREN
McKEAN
POTTER
TIOGA
BRADFORD
SUSQUEHANNA
WAYNE
PIKE
MERCER
VENANGO
FOREST
ELK
CAMERON
CLINTON
LYCOMING
SULLIVAN
WYOMING
LACKA-WANNA
LUZERNE
MONROE
LAW-RENCE
BUTLER
CLARION
JEFFER-SON
CLEARFIELD
CENTRE
UNION
COLUMBIA
CARBON
BEAVER
ARM-STRONG
INDIANA
SNYDER
NORTH-UMBERLAND
SCHUYLKILL
NORTHAMP-TON
LEHIGH
ALLEGHENY
CAMBRIA
BLAIR
MIFFLIN
JUNIATA
PERRY
DAUPHIN
LEBANON
BERKS
BUCKS
MONTGOMERY
WESTMORELAND
HUNTING-DON
Harrisburg
CUMBER-LAND
WASHINGTON
SOMERSET
BEDFORD
FULTON
FRANKLIN
ADAMS
YORK
LANCASTER
DELAWARE
CHESTER
Philadelphia
PHILADELPHIA
GREENE
FAYETTE
WEST VIRGINIA
MARYLAND
DELAWARE

always there.

Current Footprint

Strong Market Share in Legacy Counties

Sources: FDIC, SNL Financial, ESRI

Notes: Including Banks & Thrifts. Data pro forma for any acquisitions. Deposit Data as of June 30, 2009

County

% of CZNC
Deposits

Market
Rank

Market
Share %

Number of
Community
Banking
Offices

Projected HHI
Growth
(2009 – 2014)

Nationwide Proj.
HHI Growth
(2009 – 2014)

Bradford, PA

34.9%

1

35.18%

7

4.59%

4.06%

Tioga, PA

28.6%

1

42.46%

6

4.97%

Lycoming, PA

14.2%

7

7.29%

6

8.78%

Sullivan, PA

8.3%

1

59.05%

2

2.42%

Potter, PA

5.8%

3

22.14%

1

2.88%

Steuben, NY

4.7%

6

5.23%

2

5.88%

Cameron, PA

2.5%

2

34.17%

1

4.39%

McKean, PA

0.9%

6

1.17%

1

7.95%

Experienced Management Team

Name

Position

Years of Financial
Service Experience

Years with Citizens &
Northern

Relevant Experience or
Education

Craig Litchfield

Chairman, President &
CEO

37

37

MBA – Syracuse

Charles Updegraff

Chief Operating Officer

35

2½

CEO Citizens Trust
Company

Mark Hughes, CPA

Chief Financial Officer
& Treasurer

10

9

CPA, Parente
Randolph

Deborah Scott

Senior Trust Officer

20

12

Master of Financial
Planning

Dawn Besse

EVP Credit
Administration

40

9

Key Bank, PNC

Investment Considerations

Leading market share among community banks in Northern Central Pennsylvania

Experienced management team

Insider commitment: 100% of Board and senior management team will invest in offering

Strong core profitability, with diverse revenue sources

Disciplined credit culture and risk management profile

Opportunity for growth in existing and new markets organically and through market dislocation

Marcellus Shale Natural Gas likely to provide economic boost to local economy

Effective cost control culture based on recent restructuring

Improved balance sheet: pooled and single-issuer trust preferred securities written down and losses taken during Q3 2009, removing vast majority of credit quality issues in investment portfolio

CITIZENS & NORTHERN CORPORATION

- 
- 
-

ERIE
CRAWFORD
WARREN
MC KEAN
POTTER
TIOGA
BRADFORD
SUSQUEHANNA
WAYNE
FOREST
ELK
CAMERON
SULLIVAN
WYOMING
LACKAWANNA
PIKE
MERCER
VENANGO
LYCOMING
LUZERNE
CLARION
CLINTON
COLUMBIA
MONROE
JEFFERSON
CLEARFIELD
CENTRE
UNION
CARBON
BUTLER
NORTHAMPTON
BEAVER
ARMSTRONG
SNYDER
SCHUYLKILL
INDIANA
MIFFLIN
LEHIGH
ALLEGHENY
BLAIR
JUNIATA
DAUPHIN
BERKS
BUCKS
WESTMORELAND
CAMBRIA
HUNTINGDON
PERRY
LEBANON
MONTGOMERY
WASHINGTON
CUMBERLAND
LANCASTER
GREENE
FAYETTE
SOMERSET
BEDFORD
FULTON
FRANKLIN
ADAMS
YORK
CHESTER
DELAWARE
PHILADELPHIA
Marcellus Shale Formation

always there.

Marcellus Shale Natural Gas Economic Boost

The Marcellus Shale formation can be found beneath about 60 percent of Pennsylvania’s total land mass, where it is buried to depths of up to
9,000 feet. The most prospective areas for natural gas production are where the shale is present at least 5,000 feet below ground surface. The thickness of the shale formation in regions where drilling may be feasible range between 50-250 feet. Geologists use a number of tools to determine where the formation may have the best potential to produce natural gas, and how to best extract it.

Wealth Management
Opportunities

Improved Economy and
Employment

Improved Business
Opportunities

CITIZENS & NORTHERN CORPORATION

$ 1.75

71.73%
57.40%

1.02%
1.04%

12.77%
7.52%

always there.

Strong Core Earnings¹ Generation

Core Earnings Per Share

Core Return on Average Equity

Core Return on Average Assets

Efficiency Ratio

Note: ¹ See note on Page 6 regarding Non-GAAP financial measures

CITIZENS & NORTHERN CORPORATION

$1,000
$750
$500
$250
$0
$572.8
$720.3
2004Y
2005Y
2006Y
2007Y
2008Y
Q3 2009

$1,000
$750
$500
$250
$0
$676.5
2004Y
2005Y
2006Y
2007Y
2008Y
Q3 2009

always there.

Historical Loan & Deposit Growth

Total Deposits

Net Loans

Historical loan and deposit growth a combination of:

Organic growth

De-novo branching

Market dislocation

Acquisitions of Citizens Bancorp, Inc. (May 2007) and Canisteo Valley Corp. (Sept. 2005)

CITIZENS & NORTHERN CORPORATION

-

Real Estate - Commercial Mortgage 22.43 %
Real Estate - Construction 3.57 %
Consumer 2.89 %
Agricultural 0.52 %
Commercial 6.78 %
Other 0.17 %
Political Subdivisions 5.88 %
Real Estate - Residential Mortgage 57.76 %

always there.

Loan Portfolio Diversification

Loans slightly decreased in 2009 due to the challenging economic environment, as Citizens &
Northern has experienced contraction in the balance of its mortgage and consumer loan portfolios, with slight growth in average commercial and tax-exempt loan balances

14

(Dollars in Thousands)

September 30, 2009

Loan Type

Amount

% of Total

Real Estate - Residential Mortgage

420,754

$

57.76%

Real Estate - Commercial Mortgage

163,406

22.43%

Real Estate - Construction

26,036

3.57%

Consumer

21,033

2.89%

Agricultural

3,755

0.52%

Commercial

49,413

6.79%

Other

1,213

0.16%

Political Subdivisions

42,869

5.88%

Total

728,479

$

100.00%

Strong Credit Quality

Disciplined credit culture and risk management profile resulting in impressive asset quality, especially given the current operating environment

(Dollars in Thousands)

6/30/2008

9/30/2008

12/31/2008

3/31/2009

6/30/2009

9/30/2009

30 - 89 Days Past Due

9,465

$

10,925

$

9,875

$

10,775

$

9,433

$

9,557

$

90 Days Past Due and Still Accruing

2,883

1,378

1,305

856

281

370

Non-Accrual Loans

5,813

7,782

7,200

7,051

9,637

8,091

Total Non-Performing Loans and Leases

8,696

9,160

8,505

7,907

9,918

8,461

ORE and Repossessed Assets

202

312

298

1,057

922

1,408

Total Non-Performing Assets

8,898

$

9,472

$

8,803

$

8,964

$

10,840

$

9,869

$

Non-Performing Loans/Total Loans

1.16%

1.21%

1.14%

1.08%

1.36%

1.16%

Non-Performing Assets/Total Assets

0.69%

0.73%

0.69%

0.69%

0.84%

0.77%

Allowance for Credit Losses

8,446

$

8,498

$

7,857

$

7,651

$

7,681

$

8,188

$

  Allowance/Total Loans

1.13%

1.12%

1.06%

1.05%

1.06%

1.12%

  Allowance/Non-Performing Loans

97%

93%

92%

97%

77%

97%

Net Charge-Offs

126

$

89

$

881

$

33

$

63

$

127

$

Net Charge-Offs/Average Loans

0.07%

0.05%

0.47%

0.02%

0.03%

0.07%

Provision/Net Charge-Offs

NM

158%

27%

NM

148%

499%

Analysis for the Allowance for Loan Losses

(Dollars in Thousands)

Quarter Ending,

Year Ending,

9/30/2009

6/30/2009

3/31/2009

12/31/2008

12/31/2007

Balance, beginning of year

7,681

7,651

7,857

8,859

8,201

Charge-offs:

Real estate loans

88

1

5

1,457

196

Installment loans

60

103

73

254

216

Credit cards and related plans

-

(8)

8

5

5

Commercial and other loans

1

5

6

323

127

Total Charge-offs:

149

101

92

2,039

544

Recoveries:

Real estate loans

6

-

-

20

8

Installment loans

15

32

43

83

41

Credit cards and related plans

-

-

-

4

9

Commercial and other loans

1

6

16

21

28

Total Recoveries:

22

38

59

128

86

Net Charge-offs:

127

63

33

1,911

458

ALL recorded in acquisitions

0

0

0

0

587

(Credit) provision for loan losses

634

93

(173)

909

529

Balance, end of period

8,188

7,681

7,651

7,857

8,859

CITIZENS & NORTHERN CORPORATION

-
  -

-

(In Thousands)	Amortized Cost	September 30, 2009 Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
AVAILABLE-FOR-SALE SECURITIES:				
Obligations of other U.S. Government agencies	$32,777	$362	($1)	$33,138
Obligations of states and political subdivisions	108,590	2,722	(3,926)	107,386
Mortgage-backed securities	156,342	6,045	(1)	162,386
Collateralized mortgage obligations:				
Issued by U.S. Government agencies	33,086	842	(52)	33,876
Private label	34,252	3	(241)	34,014
Corporate bonds	1,000	44	0	1,044
Trust preferred securities issued by individual institutions	7,062	0	(2,231)	4,831
Collateralized debt obligations:				
Pooled trust preferred securities - senior tranches	11,742	0	(3,372)	8,370
Pooled trust preferred securities - mezzanine tranches	1,589	0	(830)	759
Other collateralized debt obligations	704	0	0	704
Total debt securities	387,144	10,018	(10,654)	386,508
Marketable equity securities	11,335	1,871	(602)	12,604
Total	$398,479	$11,889	($11,256)	$399,112
HELD-TO-MATURITY SECURITIES,				
Obligations of the U.S. Treasury	$301	$6	$0	$307

always there.

Investment Portfolio

Significant OTTI charges have dramatically impacted earnings for the first nine months of 2009

Based on the relatively small ($1.6 million) remaining cost basis of mezzanine pooled trust-
preferred securities as of September 30, 2009, management currently believes the vast majority of the losses in the investment portfolio have been realized

The current investment portfolio is approximately $400 million, with the majority being made up of municipal bonds and mortgage-backed securities

CITIZENS & NORTHERN CORPORATION

Interest Bearing Demand 11.46%
Savings Accounts 7.86%
Money Market 22.85%
Non Interest Bearing Demand 14.53%
Jumbo CDs (Greater Than $100K) 13.12%
Retail CDs (Less Than $100K) 30.17%

always there.

Deposit Composition

The 2009 increase in deposits has come mainly in interest checking, money market, and individual retirement accounts and is partially offset by a reduction in the balance in certificates of deposit

Consistent with substantial reductions in short-term global interest rates, the average rates incurred on deposit accounts have decreased significantly in 2009 as compared to 2008

18

September 30, 2009

Deposit Type

Amount

% of Total

Non Interest Bearing Demand

127,805

$

14.53%

Interest Bearing Demand

100,809

11.46%

Savings Accounts

69,111

7.86%

Money Market

200,960

22.85%

Jumbo CDs (Greater Than $100K)

115,334

13.12%

Retail CDs (Less Than $100K)

265,305

30.18%

Brokered CDs

-

0.00%

Total

879,324

$

100.00%

Average Daily Balances (Dollars in Thousands)

CITIZENS & NORTHERN CORPORATION

18.0%
12.0%
6.0%
0.0%
6.9%
8.3%
7.6%
8.9%
12.5%
14.5%
13.6%
15.6%
TCE / TA
Tier 1 Leverage
Tier 1 RBC
Total RBC
Sept. 30, 2009
Pro Forma

always there.

Pro Forma Consolidated Capital Ratios

Note:  Pro forma ratios based on Company balance sheet as of September 30, 2009 with additional $20 million, less estimated expenses and underwriting discount, of common equity.  Risk-based ratio assumes all $20 million immediately invested in 100% risk-weighted assets.

Main Considerations Going Forward

Opportunistic capital raise viewed as a means to take advantage of growth both organically and through market dislocation

Will also strengthen our position as an acquirer of attractive, well-priced targets that are either in or contiguous to our current footprint

Stronger and improved pro forma balance sheet through capital raise and OTTI securities write-downs

Continued focus on a disciplined credit culture and risk management profile

Maintaining effective cost controls while improving profitability through net interest margin and increased fee income

Strong management team with the experience and knowledge to execute on strategy

CITIZENS & NORTHERN CORPORATION
CITIZENS & NORTHERN BANK FIRST STATE BANK

always there.

APPENDIX

CITIZENS & NORTHERN CORPORATION

(Dollars in Thousands, except for per share amounts)

Reconciliation of Net Income (Loss) to Core Earnings (Loss)	LTM Ended September 30, 2009	For the Year Ending December 31, 2008	2007	2006	2005	2004
Net Income (Loss) Available to Common Shareholders	($42,827)	$10,059	$10,424	$11,986	$12,984	$14,863
Adjustments for Items Excluded from Core Earnings:						
Net Impairment Losses Recognized in Earnings from Available-for-Sale Securities	(88,328)	(10,088)	0	0	0	0
Realized Gains on Available-for-Sale Securities (Bank Stocks) Included in Net Impairment Losses	392	31	0	0	0	0
Gain from Sale of Credit Card Loans	0	0	0	340	1,906	0
Total Pre-Tax Adjustments	(87,936)	(10,057)	0	340	1,906	0
Income Taxes	29,013	3,419	0	(116)	(648)	0
Adjustments for Items Excluded from Core Earnings, Net of Income Taxes	(58,923)	(6,638)	0	224	1,258	0
Core Earnings Available to Common Shareholders	$16,096	$16,697	$10,424	$11,762	$11,726	$14,863
Weighted Average Common Shares Outstanding - Diluted	8,998,357	8,983,300	8,795,366	8,448,169	8,517,598	8,481,750
Core Earnings Per Common Share - Diluted	$1.79	$1.86	$1.19	$1.39	$1.38	$1.75
Core Earnings Available to Common Shareholders	$16,096	$16,697	$10,424	$11,762	$11,726	$14,863
Add: Dividends on U.S. Treasury Preferred Stock	1,055	0	0	0	0	0
Core Earnings	$17,151	$16,697	$10,424	$11,762	$11,726	$14,863
Average Assets	1,291,891	1,280,924	1,178,904	1,134,689	1,144,619	1,114,041
Average Equity	138,518	130,750	136,869	131,082	132,465	128,374
Core Return on Average Assets	1.33%	1.30%	0.88%	1.04%	1.02%	1.33%
Core Return on Average Equity	12.38%	12.77%	7.62%	8.97%	8.85%	11.58%
GAAP Earnings Per Share and Ratios						
Earnings Per Common Share - Diluted	($4.77)	$1.12	$1.19	$1.42	$1.53	$1.75
Return on Average Assets	(3.32%)	0.79%	0.88%	1.06%	1.13%	1.33%
Return on Average Equity	(30.92%)	7.69%	7.62%	9.14%	9.80%	11.58%

-

-

always there.

Reconciliation of Non-GAAP Financial Measures

Notes:

Core Earnings is a non-GAAP earnings performance measurement the Corporation's management has defined to exclude net impairment losses on available-for-sale securities and certain other revenues and expenses. Ratios and other financial measures with the word “core” in their title are computed using Core Earnings rather than net income (loss).  This non-GAAP information should not be viewed as a substitute for results of operations determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Management believes this information is meaningful for shareholders to evaluate the Corporation's operating performance, because it excludes some of the impact of market volatility as it relates to investments in pooled trust-preferred securities and other securities in our investment portfolio.

Income tax has been allocated to non-core gains and losses at 34%, adjusted for a valuation allowance on deferred tax assets associated with losses from securities classified as capital assets for federal income tax reporting purposes.  The valuation allowance, which was recorded in the third quarter 2009, increased the income tax provision allocated to non-core gains and losses by $886,000.

Annual Dividend Reduction

Citizens & Northern’s Board of Directors approved a reduction in our quarterly dividend of at least fifty percent (from $0.24 per share to no more than $0.12 per share) commencing in the fourth quarter of 2009, subject to regulatory approval

No determination has been made by our Board of Directors regarding whether or what amount of dividends will be paid in future quarters. Additionally, there can be no assurance that regulatory approval will be granted by the Federal
Reserve Board to pay the reduced dividend

Based on 9,236,744 shares of common stock outstanding as of November 9, 2009, a fifty percent dividend reduction will save Citizens & Northern approximately $4.4 million annually

CITIZENS & NORTHERN CORPORATION

(Dollars In Thousands)	3 Months Ended		9 Months Ended	
	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Pooled trust preferred securities - mezzanine tranches	($42,495)	($4,289)	($72,776)	($4,289)
Marketable equity securities (bank stocks)	(87)	(458)	(6,266)	(1,878)
Trust preferred securities issued by individual institutions	(3,209)	0	(3,209)	0
Private label collateralized mortgage obligations	(2,156)	0	(2,156)	0
Net impairment losses recognized in earnings	($47,947)	($4,747)	($84,407)	($6,167)

always there.

Pre-Tax OTTI Charges

Pre-tax OTTI charges in the first nine months of 2009 totaled $84,407,000, including
$47,947,000 in the third quarter 2009.  A summary of pre-tax OTTI charges for the 3-
month and 9-month periods ended September 30, 2009 and 2008 is as follows:

After the impact of the impairment charges, the Corporation’s cost basis in pooled trust-
preferred securities at September 30, 2009 totaled $13.3 million, including senior tranche assets of $11.7 million and mezzanine tranche assets of $1.6 million

2007 – 2008 Organizational Restructuring

15.9% reduction in workforce

Approximately $2.5 Million in after-tax annual improvement from revenue enhancements and cost reductions and efficiencies

Improved customer service and cross-sell opportunities with addition of call center

CITIZENS & NORTHERN CORPORATION

Trust & Financial Management Group

"Our Clients will always be our primary focus"

always there.

Wealth Management Division

Largest Locally-Based Wealth Management Department with
Integrated Broker/Dealer and Insurance Sales

Team is comprised of over 30 professionals

$592.8 million in Assets Under Management as of September 30, 2009

$2.4 million in Revenue for nine months ending September 30, 2009

$3.4 million of Revenue for 2008 and $3.4 million for 2007

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